Exhibit 99.1

RESERVOIR MEDIA ANNOUNCES SECOND QUARTER

FISCAL 2024 RESULTS

Delivers 15% Revenue Growth on Strength of Recorded Music

Raises Fiscal 2024 Full-Year Top-Line and Profitability Guidance

November 7, 2023, New York — Reservoir Media, Inc. (NASDAQ: RSVR) (“Reservoir” or the “Company”), an award-winning independent music company, today announced financial results for the second fiscal quarter of 2024 ended September 30, 2023.

Recent Highlights:

•	Revenue of $38.4 million, increased 10% organically, or 15% including acquisitions year-over-year
o	Music Publishing revenue rose 8% year-over-year
o	Recorded Music revenue increased by 22% year-over-year
•	Operating Income of $6.1 million, decreased by $0.4 million year-over-year
•	OIBDA (“Operating Income Before Depreciation & Amortization”) of $12.4 million, an increase of 3% year-over-year
•	Net Income of $0.7 million, or $0.01 per share, versus $4.5 million, or $0.07 per share in the prior year period
•	Adjusted EBITDA of $15.9 million, up 24% year-over-year
•	Closed numerous publishing deals with high-profile talent including rock legend Joe Walsh, Latin music icon Rudy Perez, and decorated country writer-producer Brent Maher
•	Expanded international portfolio with the addition of RE Media and El Sawareekh, in conjunction with PopArabia
•	Signed songwriting and producing talent to the active creator roster including Steph Jones, Rob Ragosta, Cam Becker, Josh Record, and Wé Ani

Management Commentary:

“We are pleased with our results in the second quarter as we delivered double-digit revenue and profitability growth while investing in our business by closing numerous deals that diversified and expanded our roster of artists. We advanced our strategy of adding award-winning songwriters and prominent catalogs to our portfolio to capitalize on the continued strong secular tailwinds in the music industry,” said Golnar Khosrowshahi, Founder and Chief Executive Officer of Reservoir. “Reservoir remains well positioned to benefit from the growth of the music industry, and we are confident in our ability to effectively deploy capital given our strong market position in both the U.S. and emerging markets. We are encouraged by the growing opportunities internationally and welcome recent additions of El Sawareekh and RE Media expanding our presence in the emerging markets. We will continue to pursue acquisitions in the U.S. and across the globe, and we have the right team and strategy to close accretive deals enhancing the portfolio and building long term value for the business and our shareholders.”

Second Quarter Fiscal 2024 Financial Results

Summary Financials	Q2 FY24	Q2 FY23	Change
Total Revenue	$38.4	$33.3	15%
Music Publishing Revenue	$25.9	$24.1	8%
Recorded Music Revenue	$10.8	$8.9	22%
Operating Income	$6.1	$6.6	(6%)
OIBDA	$12.4	$12.0	3%
Net Income	$0.7	$4.5	(85%)
Adjusted EBITDA	$15.9	$12.8	24%

(Table Notes: $ in millions; Quarters ended September 30th; Unaudited)

Total revenue in the second quarter of fiscal 2024 increased 15% to $38.4 million, compared to $33.3 million in the second quarter of fiscal 2023. The increase was primarily driven by strong growth in both segments, highlighted by 22% growth in the Recorded Music segment, inclusive of the acquisitions of various catalogs.

Operating income in the second quarter of fiscal 2024 was $6.1 million compared to operating income of $6.6 million in the second quarter of fiscal 2023. OIBDA in the second quarter of fiscal 2024 increased 3% to $12.4 million, compared to $12.0 million in the prior year quarter. The decrease in operating income was primarily driven by higher administrative expenses, inclusive of a $2.7 million write-off of recoupable legal fees, but was partially offset by 15% revenue growth compared to the year ago period. The increase in OIBDA was largely due to strong revenue growth, but was partially offset by higher administrative expenses compared to the year ago period. Adjusted EBITDA in the second quarter of fiscal 2024 was up 24% to $15.9 million, as strong revenue growth from both segments was partially offset by higher administrative expenses, excluding non-cash expenses like stock-based compensation.

Net income attributable to common stockholders in the second quarter of fiscal 2024 was $0.7 million, or $0.01 per share, compared to a net income attributable to common stockholders of $4.5 million, or $0.07 per share, in the year-ago quarter. The decrease in net income was driven by higher administrative expenses, primarily $2.7 million for the write-off of recoupable legal expenses and attorneys’ fees, as well as higher amortization and interest expense partially offset by higher revenue and improved gross margins.

Second Quarter Fiscal 2024 Segment Review

Music Publishing	Q2 FY24	Q2 FY23	Change
Revenue by Type
Digital	$12.8	$13.2	(4%)
Performance	$6.5	$4.4	47%
Synchronization	$4.5	$4.4	1%
Mechanical	$1.3	$1.0	25%
Other	$0.9	$1.0	(5%)
Total Revenue	$25.9	$24.1	8%
Operating Income	$1.4	$3.1	(54%)
OIBDA	$6.2	$7.1	(12%)

(Table Notes: $ in millions; Quarters ended September 30th; Unaudited)

Music Publishing revenue in the second quarter of fiscal 2024 was $25.9 million, an increase of 8% compared to $24.1 million in last fiscal year’s second quarter. Growth was driven by strong results in Performance and Mechanical revenue, but partially offset by the decrease in Digital due to $2.1 million recognized in the prior year quarter related to the Copyright Royalty Board’s affirmed royalty rates for the 2018-2022 period.

In the second quarter of fiscal 2024, Music Publishing OIBDA decreased 12% to $6.2 million, compared to $7.1 million in the year ago period. Music Publishing OIBDA margin in the second quarter decreased from 29% to 24%. The decline in Music Publishing OIBDA margin was primarily driven by higher administrative expenses, primarily $2.7 million for the write-off of recoupable legal expenses and attorneys’ fees partially offset by revenue growth and improved gross margins.

Recorded Music	Q2 FY24	Q2 FY23	Change
Revenue by Type
Digital	$7.3	$6.3	15%
Physical	$1.9	$0.9	122%
Neighboring Rights	$0.8	$0.7	8%
Synchronization	$0.9	$1.0	(12%)
Total Revenue	$10.8	$8.9	22%
Operating Income	$4.1	$3.5	19%
OIBDA	$5.5	$4.8	14%

(Table Notes: $ in millions; Quarters ended September 30th; Unaudited)

Recorded Music revenue in the second quarter of fiscal 2024 was $10.8 million, an increase of 22% compared to $8.9 million in last year’s fiscal second quarter. Growth in the Recorded Music segment was largely driven by the Chrysalis Music and Tommy Boy labels, particularly with strong Digital and Physical revenue growth, partially offset by lower Synchronization revenue.

In the second quarter of fiscal 2024, Recorded Music OIBDA increased 14% to $5.5 million, compared to $4.8 million in the second quarter of fiscal 2023. Recorded Music OIBDA margin in the second quarter decreased from 54% to 51%. The decrease in Recorded Music OIBDA margin was driven by a shift toward Physical revenues, which carry higher costs.

Balance Sheet and Liquidity

For the six months ended September 30, 2023, cash provided by operating activities was $18.9 million, an increase of $7.2 million compared to the same period last fiscal year. The increased cash provided by operating activities was primarily attributable to decreases in cash used for working capital, including royalty advances (net of recoupments).

As of September 30, 2023, Reservoir had cash and cash equivalents of $20.6 million and $112.2 million available for borrowing under its revolving credit facility, for total available liquidity of $132.8 million. Total debt was $332.1 million (net of $5.7 million of deferred financing costs) and Net Debt was $311.6 million (defined as total debt, less cash and equivalents and deferred financing costs). This compares to cash and cash equivalents of $14.9 million and $132.2 million available for borrowing under its revolving credit facility, for total available liquidity of $147.1 million as of March 31, 2023. Total debt was $311.5 million (net of $6.3 million of deferred financing costs) and Net Debt was $296.6 million) as of March 31, 2023.

Fiscal 2024 Outlook

Reservoir raised its financial outlook range for fiscal year 2024, and expects the financial results for the year ending March 31, 2024, to be as follows:

Outlook	Guidance	Growth (at mid-point)
Revenue	$133M - $137M	10%
Adjusted EBITDA	$50M - $52M	10%

Jim Heindlmeyer, Chief Financial Officer of Reservoir, commented, “We are pleased to announce another quarter of strong performance, driven by meaningful top-line growth in both business segments. Our consistent progress against our strategic growth plan demonstrates the resilience of our business model and ongoing tailwinds from the growing music industry. As a result, we are raising both our revenue and Adjusted EBITDA guidance for fiscal 2024.”

Conference Call Information

Reservoir is hosting a conference call for analysts and investors to discuss its financial results for the second quarter for fiscal year ended March 31, 2024, and its business outlook at 10:00 a.m. ET today, November 7, 2023. The conference call can be accessed via webcast in the investor relations section of the Company’s website at https://investors.reservoir-media.com/news-and-events/events-and-presentations.

Interested parties may also participate in the call using the following registration Link. Once registered, participants will receive a dial-in number as well as a PIN to enter the event. Participants may re-register for the conference call in the event of a lost dial-in number or PIN. Shortly after the conclusion of the conference call, a replay of the audio webcast will be available in the investor relations section of Reservoir’s website for 30 days after the event.

Reservoir is an independent music company based in New York City and with offices in Los Angeles, Nashville, Toronto, London, and Abu Dhabi. Reservoir is the first female-founded and led publicly traded independent music company in the U.S. Founded as a family-owned music publisher in 2007, Reservoir has grown to represent over 150,000 copyrights and 36,000 master recordings with titles dating as far back as 1900 and hundreds of #1 releases worldwide. Reservoir frequently holds a Top 10 U.S. Market Share according to Billboard’s Publishers Quarterly, was twice named Publisher of the Year by Music Business Worldwide’s The A&R Awards, and won Independent Publisher of the Year at the 2020 and 2022 Music Week Awards.

Reservoir also represents a multitude of recorded music through Chrysalis Records, Tommy Boy Records, and Philly Groove Records and manages artists through its ventures with Blue Raincoat Music and Big Life Management.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, including statements with respect to the financial condition, results of operations, earnings outlook and prospects of Reservoir. Forward-looking statements are based on the current expectations and beliefs of the management of Reservoir and are inherently subject to a number of risks, uncertainties and assumptions and their potential effects. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual financial condition, results of operations, earnings and/or prospects to be materially different from those expressed or implied by these forward-looking statements. Any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. In addition, forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements in this press release may include, among others:

•	expectations regarding Reservoir’s strategies and future financial performance, including its future business plans or objectives, prospective performance and opportunities and competitors, revenues, products, pricing, operating expenses, market trends, liquidity, cash flows and uses of cash, capital expenditures;

•	Reservoir’s ability to invest in growth initiatives and pursue acquisition opportunities;

•	the ability to achieve the anticipated benefits of the business combination, which may be affected by, among other things, competition and the ability of Reservoir to grow and manage growth profitably and retain its key employees;

•	the inability to maintain the listing of Reservoir’s common stock on the Nasdaq Stock Market LLC and limited liquidity and trading of Reservoir’s securities;

•	geopolitical risk and changes in applicable laws or regulations;

•	the possibility that Reservoir may be adversely affected by other economic, business and/or competitive factors;

•	risks related to the organic and inorganic growth of Reservoir’s business and the timing of expected business milestones;

•	risk that the COVID-19 pandemic or other natural or human-made disasters, and local, state and federal responses to addressing the COVID-19 pandemic or other natural or human-made disasters, may have an adverse effect on Reservoir’s business operations, as well as its financial condition and results of operations; and

•	litigation and regulatory enforcement risks, including the diversion of management time and attention and the additional costs and demands on Reservoir’s resources.

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of Reservoir prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

Except to the extent required by applicable law or regulation, Reservoir undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events. For a more detailed discussion of risks and other factors that might impact forward-looking statements, see Reservoir’s filings with the SEC available on the SEC’s website at www.sec.gov or Reservoir’s website at www.reservoir-media.com.

Reservoir Media, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

Three and Six Months Ended September 30, 2023 versus September 30, 2022

(Unaudited)

(Expressed in U.S. dollars)

	Three Months Ended September 30,			Six Months Ended September 30,
	2023	2022	% Change	2023	2022	% Change
Revenues	$38,397,300	$33,265,711	15%	$70,233,886	$57,544,481	22%
Costs and expenses:
Cost of revenue	14,442,666	13,940,035	4%	27,914,263	23,915,166	17%
Amortization and depreciation	6,214,540	5,384,341	15%	12,270,108	10,745,844	14%
Administration expenses	11,595,004	7,373,880	57%	20,759,504	14,995,490	38%
Total costs and expenses	32,252,210	26,698,256	21%	60,943,875	49,656,500	23%

Operating income	6,145,090	6,567,455	(6)%	9,290,011	7,887,981	18%

Interest expense	(5,759,506)	(3,504,818)		(10,493,039)	(6,480,878)
(Loss) gain on foreign exchange	(40,156)	173,343		(70,092)	280,686
Gain on fair value of swaps	628,091	2,932,443		2,473,478	4,502,780
Other income (expense), net	474	34		536	47
Income before income taxes	973,993	6,168,457		1,200,894	6,190,616
Income tax expense	291,638	1,682,369		353,986	1,687,707
Net income	682,355	4,486,088		846,908	4,502,909
Net (income) loss attributable to noncontrolling interests	(146,965)	50,845		(34,185)	110,063
Net income attributable to Reservoir Media, Inc.	$535,390	$4,536,933		$812,723	$4,612,972

Earnings per common share:
Basic	$0.01	$0.07		$0.01	$0.07
Diluted	$0.01	$0.07		$0.01	$0.07

Weighted average common shares outstanding:
Basic	64,783,974	64,349,375		64,684,082	64,286,797
Diluted	65,085,654	64,789,384		65,031,488	64,786,947

Reservoir Media, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

September 30, 2023 versus March 31, 2023

(Unaudited)

(Expressed in U.S. dollars)

	September 30, 2023	March 31, 2023
Assets
Current assets
Cash and cash equivalents	$20,555,496	$14,902,076
Accounts receivable	29,257,352	31,255,867
Current portion of royalty advances	12,882,031	15,188,656
Inventory and prepaid expenses	6,450,418	5,458,522
Total current assets	69,145,297	66,805,121

Intangible assets, net	635,597,071	617,404,741
Equity method and other investments	2,281,651	2,305,719
Royalty advances, net of current portion	56,442,076	51,737,844
Property, plant and equipment, net	584,184	568,339
Operating lease right of use assets, net	6,866,840	7,356,312
Fair value of swap assets	9,230,362	6,756,884
Other assets	1,322,330	1,147,969
Total assets	$781,469,811	$754,082,929

Liabilities
Current liabilities
Accounts payable and accrued liabilities	$7,022,691	$6,680,421
Royalties payable	40,017,207	33,235,235
Accrued payroll	821,049	1,689,310
Deferred revenue	2,549,427	2,151,889
Other current liabilities	9,946,198	10,583,794
Income taxes payable	332,017	204,987
Total current liabilities	60,688,589	54,545,636

Secured line of credit	332,134,211	311,491,581
Deferred income taxes	30,334,187	30,525,523
Operating lease liabilities, net of current portion	6,602,240	7,072,553
Other liabilities	590,519	785,113
Total liabilities	430,349,746	404,420,406

Contingencies and commitments

Shareholders' Equity
Preferred stock	-	-
Common stock	6,481	6,444
Additional paid-in capital	340,130,343	338,460,789
Retained earnings	15,565,443	14,752,720
Accumulated other comprehensive loss	(5,914,286)	(4,855,329)
Total Reservoir Media, Inc. shareholders' equity	349,787,981	348,364,624
Noncontrolling interest	1,332,084	1,297,899
Total shareholders' equity	351,120,065	349,662,523
Total liabilities and shareholders' equity	$781,469,811	$754,082,929

Supplemental Disclosures Regarding Non-GAAP Financial Measures

This press release includes certain financial information, such as OIBDA, OIBDA margin, EBITDA, Adjusted EBITDA, and Net Debt, which has not been prepared in accordance with United States generally accepted accounting principles (“GAAP”). Reservoir’s management uses these non-GAAP financial measures to evaluate Reservoir’s operations, measure its performance and make strategic decisions. Reservoir believes that the use of these non-GAAP financial measures provides useful information to investors and others in understanding Reservoir’s results of operations and trends in the same manner as Reservoir’s management and in evaluating Reservoir’s financial measures as compared to the financial measures of other similar companies, many of which present similar non-GAAP financial measures. However, these non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgments by Reservoir’s management about which items are excluded or included in determining these non-GAAP financial measures and, therefore, should not be considered as a substitute for net income, operating income or any other operating performance measures calculated in accordance with GAAP. Using such non-GAAP financial measures in isolation to analyze Reservoir’s business would have material limitations because the calculations are based on the subjective determination of Reservoir’s management regarding the nature and classification of events and circumstances. In addition, although other companies in Reservoir’s industry may report measures titled OIBDA, OIBDA margin, Adjusted EBITDA, and Net Debt, or similar measures, such non-GAAP financial measures may be calculated differently from how Reservoir calculates such non-GAAP financial measures, which reduces their overall usefulness as comparative measures. Because of these limitations, such non-GAAP financial measures should be considered alongside other financial performance measures and other financial results presented in accordance with GAAP. You can find the reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures in the tables below.

OIBDA

Reservoir evaluates operating performance based on several factors, including its primary financial measure of operating income before non-cash depreciation of tangible assets and non-cash amortization of intangible assets (“OIBDA”). Reservoir considers OIBDA to be an important indicator of the operational strengths and performance of its businesses and believes this non-GAAP financial measure provides useful information to investors because it removes the significant impact of amortization from Reservoir’s results of operations. However, a limitation of the use of OIBDA as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in Reservoir’s businesses and other non-operating income (loss). Accordingly, OIBDA should be considered in addition to, not as a substitute for, operating income, net income attributable to us and other measures of financial performance reported in accordance with GAAP. In addition, our definition of OIBDA may differ from similarly titled measures used by other companies. OIBDA Margin is defined as OIBDA as a percentage of revenue.

EBITDA and Adjusted EBITDA

EBITDA is defined as earnings (net income or loss) before net interest expense, income tax (benefit) expense, non-cash depreciation of tangible assets and non-cash amortization of intangible assets and is used by management to measure operating performance of the business. Adjusted EBITDA, in addition to adjusting net income to exclude income tax expense, interest expense and depreciation and amortization, further adjusts net income by excluding items or expenses such as, among others, (1) any non-cash charges (including any impairment charges and loss on early extinguishment of debt), (2) any net gain or loss on foreign exchange, (3) any net gain or loss resulting from interest rate swaps, (4) equity-based compensation expense and (5) certain unusual or non-recurring items.

Adjusted EBITDA is a key measure used by Reservoir’s management to understand and evaluate operating performance, generate future operating plans, and make strategic decisions regarding the allocation of capital. However, certain limitations on the use of Adjusted EBITDA include, among others, (1) it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenue for Reservoir’s business, (2) it does not reflect the significant interest expense or cash requirements necessary to service interest or principal payments on Reservoir’s indebtedness and (3) it does not reflect every cash expenditure, future requirements for capital expenditures or contractual commitments. In particular, Adjusted EBITDA measure adds back certain non-cash, unusual or non-recurring charges that are deducted in calculating net income; however, these are expenses that may recur, vary greatly and are difficult to predict. In addition, Adjusted EBITDA is not the same as net income or cash flow provided by operating activities as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs.

Net Debt

Reservoir defines Net Debt as total debt, less cash and equivalents and deferred financing costs.

Reservoir Media, Inc. and Subsidiaries

Reconciliation of Operating Income to OIBDA

Three and Six Months Ended September 30, 2023 versus September 30, 2022

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended September 30,		For the Six Months Ended September 30,
	2023	2022	2023	2022
Operating Income	$6,145	$6,567	$9,290	$7,888
Amortization and Depreciation Expense	6,215	5,384	12,270	10,746
OIBDA	$12,360	$11,951	$21,560	$18,634

Reservoir Media, Inc. and Subsidiaries

Reconciliation of Music Publishing Segment Reporting Operating Income to OIBDA

Three and Six Months Ended September 30, 2023 versus September 30, 2022

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended September 30,		For the Six Months Ended September 30,
	2023	2022	2023	2022
Operating Income	$1,411	$3,074	$2,807	$2,813
Amortization and Depreciation Expense	4,791	4,010	9,095	7,964
OIBDA	$6,202	$7,084	$11,902	$10,777

Reservoir Media, Inc. and Subsidiaries

Reconciliation of Recorded Music Segment Reporting Operating Income to OIBDA

Three and Six Months Ended September 30, 2023 versus September 30, 2022

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended September 30,		For the Six Months Ended September 30,
	2023	2022	2023	2022
Operating Income	$4,130	$3,476	$5,894	$5,058
Amortization and Depreciation Expense	1,399	1,353	3,128	2,737
OIBDA	$5,529	$4,829	$9,022	$7,795

Reservoir Media, Inc. and Subsidiaries

Reconciliation of Net Income to Adjusted EBITDA

Three and Six Months Ended September 30, 2023 versus September 30, 2022

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended September 30,		For the Six Months Ended September 30,
	2023	2022	2023	2022
Net Income	$682	$4,486	$847	$4,503
Income Tax Expense	292	1,682	354	1,688
Interest Expense	5,760	3,505	10,493	6,481
Amortization and Depreciation	6,215	5,384	12,270	10,746
EBITDA	12,949	15,057	23,964	23,418
Loss (Gain) on Foreign Exchange(a)	40	(173)	70	(281)
Gain on Fair Value of Swaps(b)	(628)	(2,932)	(2,473)	(4,503)
Non-cash Share-based Compensation(c)	813	851	1,727	1,617
Recoupable legal fee write-off(d)	2,695	-	2,695	-
Other (income) expense, net	-	-	(1)	-
Adjusted EBITDA	$15,869	$12,803	$25,982	$20,251

(a)	Reflects the loss or (gain) on foreign exchange fluctuations.
(b)	Reflects the non-cash gain on the mark-to-market of interest rate swaps.
(c)	Reflects non-cash share-based compensation expense related to the Reservoir Media, Inc. 2021 Omnibus Incentive Plan.
(d)	Reflects the write-off of recoupable legal expenses and attorneys’ fees. This non-recurring item relates to the resolution of a matter, which began in 2017, that was settled through mediation requiring Reservoir to expense legal fees from prior years that the Company had previously expected to recoup, resulting in a one-time write-off of $2,695 thousand.

Media Contact

Reservoir Media, Inc.

Suzy Arrabito

Vice President, Marketing & Communications

sa@reservoir-media.com

www.reservoir-media.com

Investor Contact

Alpha IR Group

Jackie Marcus or Alec Steinberg

RSVR@alpha-ir.com

Source: Reservoir Media, Inc.

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